UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 10/A-1

General Form for Registration of Securities
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Alpine Alpha 2, Ltd.
(Name of registrant as specified in its charter)

Delaware	75-3264747
(State of incorporation)	(IRS Employer Identification No.)

PO Box 735, Alpine, New Jersey 07620
(Address of principal executive offices) (Zip Code)

(917) 915-8857
(Registrant's telephone number, including area code)

Securities to be registered under Section 12(b) of the Exchange Act: None

Securities to be registered under Section 12(g) of the Exchange Act:
Common Stock: $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Amendment No. 1 is being filed to include revised financial statements of the Registrant as of June 30, 2008 and for its six months ended June 30, 2008 and the period from October 29, 2007 (inception) to June 30, 2008. These revised financial statements reflect the Company’s decision to include two additional paragraphs in Note 6. Subsequent Events. No other changes are being effected by this filing. Therefore, information not affected by this amendment is unchanged and reflects the disclosures made at the time of the original filing.

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	F-2	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FRIM

PAGE	F-3	BALANCE SHEET AS OF JUNE 30, 2008

PAGE	F-4	STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND FOR THE PERIOD FROM OCTOBER 29, 2007 (INCEPTION) TO JUNE 30, 2008

PAGE	F-5	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY FOR THE PERIOD FROM OCTOBER 29, 2007 (INCEPTION) TO JUNE 30, 2008

PAGE	F-6	STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND FOR THE PERIOD FROM OCTOBER 29, 2007 (INCEPTION) TO JUNE 30, 2008

PAGES	F-7 - F-13	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Alpine Alpha 2, Ltd.

We have audited the accompanying balance sheet of Alpine Alpha 2, Ltd. (a development stage company) as of June 30, 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the six months ended June 30, 2008 and the period from October 29, 2007 (inception) to June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Alpine Alpha 2, Ltd. (a development stage company) as of June 30, 2008 and the results of its operations and its cash flows for the six months ended June 30, 2008 and the period from October 29, 2007 (inception) to June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, with no revenues, has a net loss since inception of $27,856, and used cash in operations of $9,000 during the period from October 29, 2007 (inception) to June 30, 2008. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WEBB & COMPANY, P.A.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
August 27, 2008

Alpine Alpha 2, LTD
(A Development Stage Company)
Balance Sheet
As of June 30, 2008

ASSETS

Current Assets
Cash	$5,500
Prepaid Expenses	388

Total Current Assets	$5,888

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts Payable	$500
Accrued Expenses	770
Total Current Liabilities	1,270

Long Term Liabilities
Notes payable - Related party	14,300

Total Liabilities	15,570

Commitments and Contingencies	-

Stockholders' Deficiency
Common stock, $0.001 par value; 50,000,000 shares authorized, 15,200 and 5,000 issued and outstanding, respectively	15
Additional paid-in capital	18,159
Deficit accumulated during the development stage	(27,856)

Total Stockholders' Deficiency	(9,682)

Total Liabilities and Stockholders' Deficiency	$5,888

See accompanying notes to condensed financial statements

Alpine Alpha 2, LTD
(A Development Stage Company)
Statement of Operations

	For the Six Months Ended	For the Period from October 29, 2007
	June 30, 2008	(inception) to June 30, 2008
Operating Expenses
Professional fees	$9,112	$9,112
General and administrative	13,900	17,703
Total Operating Expenses	23,012	26,815

Loss from Operations	(23,012)	(26,815)

Other Expenses
Interest Expense	(271)	(271)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(23,283)	(27,086)

Provision for Income Taxes	250	770

NET LOSS	$(23,533)	$(27,856)

Net Loss Per Share - Basic and Diluted	$(1.59)

Weighted average number of shares outstanding during the period - Basic and Diluted	14,808

See accompanying notes to condensed financial statements

Alpine Alpha 2, LTD
(A Development Stage Company)
Statement of Stockholders' Deficiency
For the period from October 29, 2007 (Inception) to June 30, 2008

	Common stock		Additional paid-in	Deficit accumulated during development	Total Stockholder's
	Shares	Amount	capital	stage	Deficiency

Balance October 29, 2007	-	$-	$-	$-	$-

Common stock issued for services to founder ($0.001)	5,000	5	-	-	5

In kind contribution of services	-	-	3,600	-	3,600

In kind contribution of expenses	-	-	198	-	198

Net loss for the period October 29, 2007 (inception) to December 31, 2007	-	-	-	(4,323)	(4,323)

Balance, December 31, 2007	5,000	5	3,798	(4,323)	(520)

Common stock issued for cash	10,200	10	190	-	200

In kind contribution of services	-	-	13,900	-	13,900

In kind contribution of interest	-	-	271	-	271

Net loss for the six months ended June 30, 2008	-	-	-	(23,533)	(23,533)

Balance, June 30, 2008	15,200	$15	$18,159	$(27,856)	$(9,682)

See accompanying notes to condensed financial statements

Alpine Alpha 2, LTD
(A Development Stage Company)
Statement of Cash Flows

	For the Six Months Ended	For the Period from October 29, 2007
	June 30, 2008	(Inception) to June 30, 2008

Cash Flows From Operating Activities:
Net Loss	$(23,533)	$(27,856)
Adjustments to reconcile net loss to net cash used in operations
In-kind contribution of services	13,900	17,505
In-kind contribution of interest	271	271
In-kind contribution of expenses	-	198
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	750	1,270
Increase in prepaid expenses	(388)	(388)
Net Cash Used In Operating Activities	(9,000)	(9,000)

Cash Flows From Financing Activities:
Proceeds from notes payable - Related party	14,300	14,300
Proceeds from issuance of common stock	200	200
Net Cash Provided by Financing Activities	14,500	14,500

Net Increase in Cash	5,500	5,500

Cash at Beginning of Period	-	-

Cash at End of Period	$5,500	$5,500

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes to condensed financial statements

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Alpine Alpha 2, LTD (a development stage company) (the "Company") was incorporated under the laws of the State of Delaware on October 29, 2007. The Company was organized to provide business services and financing to emerging growth entities.

Activities during the development stage include developing the business plan and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At June 30, 2008 the Company had no cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of June 30, 2008 there were no common share equivalents outstanding.

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

(E) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. . As of June 30, 2008, the Company has a net operating loss carryforward of approximately $10,080 available to offset future taxable income through 2028. The valuation allowance at June 30, 2008 was $3,860. The net change in the valuation allowance for the period ended June 30, 2008 was an increase of $3,585.

(F) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(G) Revenue Recognition

The Company recognized revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

(H) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Deficiency Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling Deficiency investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

NOTE 2	NOTES PAYABLE – RELATED PARTY

On May 23, 2008 the Company’s president advanced the Company $2,300.  This advance is unsecured, non-interest bearing, and due on May 23, 2011.

On May 8, 2008 on behalf of the Company, majority shareholder paid expenses aggregating $2,000.  This advance is unsecured, non-interest bearing, and due on May 8, 2011.

On February 11, 2008 the Company’s president advanced the Company $5,000.  This advance is unsecured, non-interest bearing, and due on February 11, 2011.

On January 11, 2008 the Company’s president advanced the Company $5,000. This advance is unsecured, non-interest bearing, and due on demand (see Note 6.)

NOTE 3	STOCKHOLDERS’ DEFICIENCY

(A) Stock Issued for Cash

On January 7, 2008 the Company entered into stock purchase agreements to issue 200 shares of common stock for cash to two individuals for $100 ($0.50/share).

On January 7, 2008 the Company entered into stock purchase agreements to issue 10,000 shares of common stock for cash of $100 ($0.01/share).

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

(B) In-Kind Contribution

For the six months ended June 30, 2008 a shareholder of the Company contributed services having a fair value of $13,900 (See Note 4).

For the six months ended June 30, 2008, the Company recorded $271 of imputed interest  related to shareholder loans payable as an in-kind contribution.

As of December 31, 2007 a shareholder of the Company contributed services having a fair value of $3,600 (See Note 4).

As of December 31, the shareholder of the Company paid $198 of the Company’s expenses. The transaction was treated as an in kind contribution of expenses and charged to additional paid in capital.

(C) Stock Issued for Services

On November 1, 2007, the Company issued 5,000 shares of common stock to its founders having a fair value of $5 ($0.001/share) in exchange for services provided

NOTE 4	RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2008 a shareholder of the Company contributed services having a fair value of $13,900 (See Note 3(B)).

On May 23, 2008 the Company’s president advanced the Company $2,300.  This advance is unsecured, non-interest bearing, and due on May 23, 2011.

On May 8, 2008 on behalf of the Company, majority shareholder paid expenses aggregating $2,000.  This advance is unsecured, non-interest bearing, and due on May 8, 2011.

On February 11, 2008 the Company’s president advanced the Company $5,000.  This advance is unsecured, non-interest bearing, and due on February 11, 2011.

On January 11, 2008 the Company’s president advanced the Company $5,000. This advance is unsecured, non-interest bearing, and due on demand (See Note 6).

As of December 31, 2007 the shareholder of the Company contributed services having a fair value of $3,600 (See Note 3(B)).

ALPINE ALPHA 2, LTD
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2008

As of December 31, the shareholder of the Company paid $198 of the Company’s expenses. The transaction was treated as an in kind contribution of expenses and charged to additional paid in capital.

NOTE 5	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with no revenues, has a net loss since inception of $27,856, and used cash in operations of $9,000 during the period from October 29, 2007 (inception) to June 30, 2008. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 6	SUBSEQUENT EVENTS

A) On August 26, 2008 the Company’s president converted the $5,000 advance on January 11, 2008 to a note payable. The note is unsecured, non-interest bearing, and due on August 26, 2011 (See Note 2.)

B)  During August 2008, the Company sold an aggregate of 400,000 shares of common stock in exchange for subscriptions receivable totaling $2,000 ($0.005/share).

C)  On July 1, 2008 the Company’s Board of Directors approved an amendment to the Articles of Incorporation of the Company to authorize 1,000,000 shares of preferred stock with rights and designations to be determined by the Board. As of August 27, 2008 the Company had not submitted the amendment of the Articles of Incorporation for filing with the Delaware Secretary of State.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ALPINE ALPHA 2, LTD

Date: November 25, 2008	/s/ James Hahn
James Hahn
President, Chief Executive Officer